EXHIBIT 21.1

LIST OF SUBSIDIARIES*

●           Fusion NBS Acquisition Corp., a Delaware corporation

●           Network Billing Systems, LLC, a New Jersey limited liability company

●           Fusion BVX, LLC, a Delaware limited liability company

●           PingTone Communications, Inc., a Delaware corporation

●           Fidelity Access Networks, LLC, an Ohio limited liability company

●           Fidelity Connect, LLC, an Ohio limited liability company

●           Fidelity Voice Services, LLC, an Ohio limited liability company

●           Fidelity Access Networks, Inc., a Ohio corporation

●           Fidelity Telecom, LLC, an Ohio limited liability company

* All Subsidiaries are direct or indirect wholly-owned subsidiaries of Fusion Telecommunications International, Inc.